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                                                                  EXHIBIT 99.1

i2 TECHNOLOGIES                                                         [LOGO]
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                                                                  PRESS RELEASE

i2 TECHNOLOGIES AND INTERTRANS LOGISTICS AGREE TO MERGE

Leading supply chain optimization provider adds best-in-class transportation software to its RHYTHM(R) solution.

IRVING, TX
March 24, 1998

i2 Technologies, Inc. (NASDAQ: ITWO), the leading provider of supply chain optimization and decision support solutions, today announced an agreement to merge with InterTrans Logistics Solutions of Markham, Ontario. Under the terms of the agreement, i2 will issue 1.66 million shares of its common stock for all the outstanding shares and stock options of InterTrans. Based on the closing price of i2 Technologies common stock on the Nasdaq National Market on March 23, 1998, the transaction is valued at approximately $US 97 million. The merger is intended to be accounted for as a "pooling of interests", and the companies have agreed to a "no-shop" clause until the deal closes.

PROVIDING ENTERPRISE-WIDE SUPPLY CHAIN AND LOGISTICS VISIBILITY

InterTrans Logistics Solutions, headquartered in Ontario, Canada, is the market leading provider of software designed to manage both the daily operations and the tactical and strategic planning aspects of transportation and logistics activities across the supply chain. In May 1997, i2 and InterTrans entered into an agreement to integrate transportation-specific algorithms from InterTrans' transportation suite into i2's RHYTHM solution to provide users with a market leading multi-enterprise, decision support solution. The decision to merge the two companies was a natural progression based on technological synergy and the success of the partnership. The merger propels i2 into the leadership position in the logistics marketplace.

"i2 and InterTrans have been collaborating for the past year to provide our customers with the competitive advantage of integrated advanced transportation planning and supply chain planning," said Sanjiv Sidhu, Chairman and CEO of i2 Technologies. "The success of our joint customers in improving global insight and optimization across their enterprises was paramount to the decision to merge the two companies."

The i2/InterTrans partnership is already delivering significant value to large and complex companies needing to integrate all facets of production and logistics. The combined solution enables customers like Herman Miller, E & J Gallo Winery and Lipton to optimize their supply chains, including transportation constraints, in one seamless planning environment.

"The merger provides our existing and prospective customers unparalleled breadth and depth of supply chain functionality. As well, both organizations have a history of delivering definitive value. The merger will build on this foundation, accelerating our ability to deliver World Class, Global Supply Chain capabilities to our customers," remarked John Foresi, President and CEO of InterTrans Logistics Solutions.



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i2 TECHNOLOGIES                                                          [LOGO]
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Using i2's RHYTHM Global Decision Support Architecture(TM) (GDSA(TM)), i2 has
been able to support seamless integration between its RHYTHM solution and the InterTrans transportation management solution. In addition, InterTrans has used i2's RHYTHM GDSA to rapidly connect to ERP and legacy applications which lack logistics and transportation planning modules.

CAUTIONARY LANGUAGE

The Company noted that the above forward-looking statements are subject to change based upon various important factors such as competition, market demand, and technological change. For additional factors which could impact the Company's financial results, please see the Company's Form 10-K filed with the SEC on March 11, 1998.

ABOUT INTERTRANS

Founded in 1991, InterTrans has become a leader in providing logistics and supply chain management solutions. In addition to its Transportation Manager, InterTrans' suite includes Supply Chain Strategist(TM) for strategic and tactical network modeling, Carrier Bid Optimizer(TM) for transportation purchasing and collaborative asset planning, Transportation Optimizer(TM) for transportation planning and optimization, and Transportation Modeler(TM) for logistics analysis and planning. InterTrans customers include many of the largest third party logistics providers in North America, as well as leading manufacturers, retailers and distributors worldwide.

ABOUT i2 TECHNOLOGIES

Founded in 1988, i2 Technologies' planning, optimization and decision support solutions are in use across a variety of industries, including consumer goods, automotive, metals, high tech and electronics. i2 Technologies' RHYTHM family of solutions provides complete supply chain management from sourcing and manufacturing to distribution, logistics and transportation planning. i2 is headquartered in Irving, TX, has approximately 1,200 employees and maintains offices worldwide. The Company was ranked number eight on Business Week's 1997 list of 100 "Hot Growth Companies" and first in the software category on Forbes ASAP's 1998 list of "The ASAP Top 100 Dynamic Companies". For additional information, visit i2 on the Web at http://www.i2.com.

CONTACT:

Angela Schwecke                           Cathy Fiore
i2 Technologies, Inc.                     InterTrans Logistics Solutions
214-860-6000                              905-944-8088, x8344
angela_schwecke@i2.com                    cathy.fiore@itls.com



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